Exhibit 99.1

NASDAQ: FOR RELEASE: DATE:	CHFC and BWFC IMMEDIATELY September 14, 2001

CONTACT:	CHEMICAL FINANCIAL CORPORATION Aloysius J. Oliver, President and Chief Executive Officer (989) 839-5350

BANK WEST FINANCIAL CORPORATION Ronald A. Van Houten, President and Chief Executive Officer or Kevin A. Twardy, Chief Financial Officer (616) 785-3400

CHEMICAL FINANCIAL CORPORATION COMPLETES ITS ACQUISITION
OF BANK WEST FINANCIAL CORPORATION

          Midland, Michigan and Grand Rapids, Michigan -- Aloysius J. Oliver, President and CEO of Chemical Financial Corporation ("Chemical"), and Robert J. Stephan, Chairman, and Ronald A.Van Houten, President and CEO, of Bank West Financial Corporation ("BWFC"), announced today that Chemical has completed its acquisition of BWFC. As a result of the transaction, shareholders of BWFC will receive $11.50 cash for each share of BWFC common stock in a taxable transaction. The total value of the transaction is approximately $29.7 million.

          Chemical Financial Corporation is a financial holding company headquartered in Midland, Michigan. After completion of the merger, Chemical has 128 banking offices, assets of approximately $3.5 billion, and is the fourth largest bank holding company (based on assets) with headquarters in Michigan.

          Mr. Oliver stated, "The merger will increase Chemical's presence in West Michigan and provides an excellent entry into the attractive Grand Rapids metropolitan market. We are pleased to continue to expand our operations in West Michigan and believe Chemical's banking products, financial services, and community bank philosophy will be well received by Bank West customers."

          According to Ronald A. Van Houten, "Chemical is a strong organization with a community bank service philosophy and a history of benefiting the communities that it serves. We believe the merger will benefit our customers and our community."

          Chemical Financial Corporation common stock is traded on The Nasdaq Stock Market under the symbol "CHFC."

FORWARD LOOKING STATEMENTS

          When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words "will," "expect," "continue," "anticipate," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Chemical and BWFC wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors could cause actual results to differ materially from those anticipated or projected.

          The parties do not undertake, and specifically disclaim, any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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